Exhibit 10. 2

AMENDED AND RESTATED SEVERANCE AGREEMENT

This Amended and Restated Severance Agreement (“Agreement”) is made as of February 8, 2007 by and between I-many, Inc., a Delaware corporation having its principal place of business at 399 Thornall Street Edison, New Jersey 08837 (the “Company”), and Robert G. Schwartz, Jr., a resident of                                  (“Executive”). This Agreement amends and restates the Severance Agreement dated April 7, 2006 between the parties.

WHEREAS, Executive is employed by the Company, the Company desires to continue receiving the services of Executive, and Executive desires to continue his employment with the Company, and

WHEREAS, the Board of Directors of the Company (the “Board of the Directors”) has determined that it is in the best interest of the Company and its shareholders to formalize the circumstances under which Executive will receive certain payments and/or benefits upon the separation of his employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the Company and Executive agree to the follows:

1. Employment Term. Executive’s employment with the Company shall be at-will and Executive expressly acknowledges that his employment may be terminated at the discretion of either party at any time and for any reason. During the course of Executive’s employment with the Company, Executive agrees to devote his full business time, energy, attention, and skill to such employment and agrees not to, directly or indirectly, engage or participate in, or become employed by, or become a director, officer, or partner of, or provide services for compensation to or in connection with, any business activity that would be considered competitive with the business of the Company or which conflicts or interferes with the performance of Executive’s obligations under this Agreement without the express written consent of the Board of Directors.

2. Termination of Employment.

2.1 Effects of Termination.

(a) Termination by the Company—Other than For Cause. Subject to the terms and conditions hereof, if: (1) Executive’s employment is terminated solely upon the discretion of the Company pursuant to any reason other than for Cause or due to Death or Permanent Disability, as those terms are defined below; (2) Executive resigns his employment no more than ninety (90) days after a fundamental reduction in Executive’s duties and responsibilities or a material failure to pay Executive compensation when it is due; (3) Executive resigns his employment no more than ninety (90) days after the Company requires him to relocate his principal work location outside

the ninety (90) mile radius of                                  (with the understanding, for purposes of this Agreement, that the general metropolitan area of Portland, Maine is within this radius) or (4) Executive resigns his employment no more than ninety (90) days after Executive’s annual salary is reduced by 20% (except a temporary reduction that is imposed proportionately on all members of the Company’s executive management team (EMT)), Executive shall be entitled to the following:

(i) Salary and Accrued Vacation. Salary through the date of termination, accrued vacation earned but not yet paid through the date of termination, and any earned but unpaid bonus and commissions, the availability and pro rata calculation of which shall be determined solely at the discretion of the Board of Directors.

(ii) Severance. The Company shall pay Executive severance equal to six (6) months of Executive’s annualized base salary in effect as of the date of termination, less applicable deductions and withholdings, payable in accordance with the Company’s usual payroll practices.

(iii) Medical Benefits. The Company shall continue to maintain Executive as a participant in its health insurance plan as required and/or permitted under the Consolidated Omnibus Budget Reconciliation Act of 1985 (often referred to as “COBRA”) and insofar as elected by Executive; for up to six (6) months following termination of employment, but only until Executive accepts subsequent employment that offers health insurance, the Company shall reimburse Executive, on a monthly basis, for the difference between his COBRA expense and the amount paid by a Company employee for the same coverage.

(b) Termination by the Company following Change in Control. Subject to the terms and conditions hereof, if during the 180-day period following a Change in Control of the Company (regardless of Executive’s length of service as an employee of the Company at such time), Executive’s employment is terminated pursuant to subsections 2.1(a)(1), 2.1(a)(2), 2.1(a)(3) or 2.1(a)(4) above, then Executive shall be entitled to the following:

(i) Salary and Accrued Vacation. Salary through the date of termination, accrued vacation earned but not yet paid through the date of termination, and any earned but unpaid bonus and commissions, the availability and pro rata calculation of which shall be determined solely at the discretion of the Board of Directors.

(ii) Severance. The Company shall pay Executive severance equal to twelve (12) months of Executive’s annualized base salary in effect as of the date of termination, less applicable deductions and withholdings, payable in accordance with the Company’s usual payroll practices.

(iii) Medical Benefits. The Company shall continue to maintain Executive as a participant in its health insurance plan as required and/or permitted under the Consolidated Omnibus Budget Reconciliation Act of 1985 (often referred to as “COBRA”) and insofar as elected by Executive; for up to twelve (12) months following termination of employment, but only until Executive accepts subsequent employment that offers health insurance, the Company shall reimburse Executive, on a monthly basis, for the difference between his COBRA expense and the amount paid by a Company employee for the same coverage.

(iv) The benefits contained in this subsection 2.1(b) are intended as a replacement for the benefits contained in subsection 2.1(a), and not supplemental thereto.

For purposes of this Agreement, a “Change in Control” is defined as the consummation of any of the following transactions: (i) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than a majority of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (ii) any sale of all or substantially all of the assets of the Company; or (iii) the complete liquidation of the Company.

(c) General Release. The Company or its successor shall not become obligated to make any severance payment or supplemental medical benefits payment under Sections 2.1(a)(ii) and (iii) or Sections 2.1(b)(ii) and (iii) unless Executive signs a general release of claims against the Company or its successor substantially in the form of the agreement and general release attached at Exhibit A and continues to comply with the terms and conditions of agreement and general release. Such agreement and general release shall include a mutual non-disparagement covenant and a re-affirmation of Executive’s obligations under his Nondisclosure, Developments and Noncompete Agreement with the Company dated September 4, 2001.

(d) Termination by the Company – For Cause. The Company may terminate Executive’s employment for Cause: (i) at any time upon ten (10) days’ written notice without cure by the Executive, or pay of an equivalent amount without such notice, in the case of (A) or (B) of this paragraph below; and (ii) without prior written notice, in the case of (C) and (D) of this paragraph below. If the Company terminates Executive’s employment for Cause, it shall have no further obligations to Executive under this Agreement except for the payment of: (i) accrued and unpaid salary and unused vacation time, through the effective date of termination; (ii) unpaid expenses reasonably incurred by the Executive and submitted in compliance with Company policies; and (iii) earned but not yet paid bonus and commissions, the availability and pro rata calculation of which shall be determined solely at the discretion of the Board of Directors. Executive acknowledges and agrees that he will not be entitled to receive severance pay or supplemental medical benefits pay if terminated for Cause.

For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon: (A) a good faith finding by the Company that Executive refused to perform his/her assigned duties for the Company, consistent with the terms of this Agreement and the Company’s code of conduct; (B) a good faith finding by the Company that Executive has engaged in gross negligence or gross misconduct in a matter that materially interferes with Executive’s job performance; (C) material dishonesty; or (D) the conviction of Executive of, or the entry of pleading of guilty or nolo contendre by Executive to, any crime involving moral turpitude or any felony.

(e) Termination through Death or Permanent Disability. The Company may also terminate Executive’s employment in the event of the Executive’s Death or Permanent Disability, as defined below. In the event of Executive’s Death or Permanent Disability while employed hereunder, Employer shall have no further obligations to Executive under this Agreement except for the payment of: (i) accrued and unpaid salary and unused vacation time, through the effective date of termination; (ii) unpaid expenses reasonably incurred by the Executive and submitted in compliance with Company policies; and (iii) earned but not yet paid bonus and commissions, the availability and pro rata calculation of which shall be determined solely at the discretion of the Board of Directors. In addition, Executive will be eligible to participate in the benefit plans of the Company, at Executive’s cost and as long as continued participation is permitted under the terms and conditions of such plans and the requirements of COBRA, for a period of up to six (6) months after the date of termination, or longer if required by applicable law. Executive acknowledges and agrees that he will not be entitled to receive severance pay if terminated due to Death or Permanent Disability.

For purposes of this Agreement, the term “Permanent Disability” shall mean the inability of the Executive, due to a physical or mental disability, for a period of 90 days (exclusive of time off pursuant to state or federal leave laws), whether or not consecutive, during any 360-day period to perform the essential functions of the job, including the services contemplated under this Agreement, with or without reasonable accommodations. A determination of Permanent Disability shall be made at the sole discretion of the Company.

(f) No Other Benefits. No benefits other than those specifically enumerated in this section 2.1 shall be owed to the Executive upon termination of employment.

2.2 Acknowledgement. Executive acknowledges and agrees that the compensation and benefits provided in this Section 2 have been negotiated with the Company and shall be deemed to fully satisfy any notice requirements that may be required by any jurisdiction. Executive further acknowledges that the severance and medical benefits continuation benefits provided in Section 2.1 are adequate consideration for the non-competition promises contained in Executive’s Nondisclosure, Developments and Noncompete Agreement with the Company.

3. Stock Option and Restricted Stock Vesting Acceleration. Upon a Change in Control of the Company, all of the Executive’s remaining unvested stock options and restricted stock (whether granted before or after the date of this Agreement) shall become vested in full. Such acceleration shall not become effective until Executive signs a general release of claims against the Company substantially in the form of the agreement and general release attached at Exhibit A as well as signs any other documents necessary to properly effectuate the vesting of the stock options and/or restricted stock.

4. Miscellaneous.

4.1 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company’s successors in interest, including, without limitation, successors through merger, consolidation, or sale of substantially all of the Company’s stock or assets, and shall be binding upon Executive. The Employee’s Nondisclosure, Developments and Noncompete Agreement and Section 2.1 of this Agreement shall survive the cessation of Executive’s employment with the Company, regardless of who causes the cessation and regardless of the circumstances surrounding the cessation of employment.

4.2 Notice. All notices required or permitted to be given under this Agreement shall be giving in writing and shall be deemed sufficiently given if hand delivered by hand or mailed by registered mail, return receipt requested, to Executive’s respective address and the principal offices of the Company, as listed above. By giving notice to the other party in accordance with this Paragraph, each party may change the address at which it is to receive notices hereunder.

4.3 Applicable Law; Jurisdiction. This Agreement shall be governed by, construed in, interpreted and enforced in accordance with the laws of the State of New Jersey. In the event that any action is commenced concerning the parties’ obligations and rights under this Agreement, and such action is for whatever reason not subject to arbitration, each of the Company and Executive agrees to submit itself to the personal jurisdiction of a competent court sitting within the State of New Jersey.

4.4 Independent Advice. Executive acknowledges that Executive has had the opportunity to evaluate this Agreement independently and with Executive’s own professional advisors, and has not received and is not relying upon legal, tax or other professional advice from or on behalf of the Company in connection with entering into this Agreement.

4.5 Severability. In the event any provisions of this Agreement is found to be invalid or unenforceable, such provisions shall be severable from the Agreement and shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

4.6 Waiver. No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other further exercise of the right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

4.7 Agreement. This Agreement, including the exhibits thereto, and the Nondisclosure, Developments, and Noncompete Agreement previously signed by Executive constitute the entire agreement between the parties and may only be changed by a written document signed by both parties. No agreements or representatives, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

4.8 Prior Agreements. This Agreement revokes, replaces and supersedes any prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement between the Company and Executive, except for Executive’s Nondisclosure, Developments and Noncompete Agreement dated September 4, 2001.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date set forth above, the Company acting herein by its duly authorized officer.

I-many, Inc.

By:	/s/ John A. Rade
Name:	John A. Rade
Title:	President and Chief Executive Officer

Executive

/s/ Robert G. Schwartz, Jr.
Print Name: Robert G. Schwartz, Jr.